Exhibit 10.6

COLE CREDIT PROPERTY TRUST III, INC.

2013 OMNIBUS EMPLOYEE INCENTIVE PLAN

FORM OF PERFORMANCE SHARE UNIT AWARD AGREEMENT

This Performance Share Unit Award Agreement (this “Award Agreement”) evidences an award of performance share units (“PSUs”) by Cole Real Estate Investments, Inc. (“Cole”) under the Cole Credit Property Trust III, Inc. 2013 Omnibus Employee Incentive Plan (the “Plan”). Capitalized terms not defined in the Award Agreement have the meanings given to them in the Plan.

Name of Grantee:	(the “Grantee”)

Grant Date:

Number of PSUs:

Vesting Date:

                             , 20     (for all Tranches) (the “Vesting Date”)

Upon a Change in Control, the PSUs will also be subject to the terms of any employment agreement between the Grantee and Cole (the “Employment Agreement”).

Subject to the terms of the Employment Agreement between the Grantee and Cole, the PSUs will only vest if the Grantee is, and has been, continuously employed by Cole from the Grant Date through the Vesting Date and to the extent that the Performance Metrics below are satisfied, and any unvested PSUs will be forfeited upon any termination of Employment.

Performance Periods:	Tranche	Start of Performance Period	End of Performance Period	Percentage Eligible to be Earned (“Eligible PSUs”)

%

%

%

Performance Metrics:

The percentage of Eligible PSUs that will be earned at the end of the applicable Performance Period will be determined in accordance with the table below; provided, however, that, notwithstanding the table below, if Cole’s TSR for the applicable Performance Period is negative, the maximum percentage of Eligible PSUs that may be earned for such Performance Period is       %:

	Performance Level	Cole’s TSR for the Applicable Performance Period Relative to the TSR for the Peer Group	Percentage of Eligible PSUs Earned*

	Maximum	percentile	%

	Target	percentile	%

	Threshold	percentile	%

	Below Threshold	Less than percentile	0%
* The percentage of Eligible PSUs that vest for performance between Threshold and Target and between Target and Maximum will be determined on a straight-line basis.

Additional Definitions:

“End Share Price” means the average closing price of a share of the relevant company’s common stock, as reported on the security’s primary exchange, over the 20 consecutive trading days immediately prior to and including the last day of the relevant Performance Period.

“Initial Share Price” means the average closing price of a share of the relevant company’s common stock, as reported on the security’s primary exchange, over the 20 consecutive trading days immediately prior to and including the first day of the relevant Performance Period.

“Peer Group” means                                                                                                       .

“TSR” means the cumulative total shareholder return for the relevant Performance Period as measured by dividing (A) the sum of (i) the cumulative amount of dividends per share of the relevant company for such Performance Period, assuming dividend reinvestment, and (ii) the End Share Price less the Initial Share Price, by (B) the Initial Share Price.

Delivery Date:

No later than 30 days after the later of (i) the end of the Performance Period for any Tranche and (ii) the Vesting Date for that Tranche, Cole shall issue to the Grantee one Share for each vested PSU, subject to applicable tax withholding (the date the Shares are so issued, the “Delivery Date”).

[Mandatory Holding Period:	If applicable, after the Vesting Date (the “Mandatory Holding Period”).

During the Mandatory Holding Period, the Shares delivered to the Grantee may not be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than (1) by will or by the laws of descent and distribution or (2) to satisfy any tax withholding obligations pursuant to Section 3.2 of the Plan.]

Dividend Equivalents:	On the Delivery Date, Cole will pay to the Grantee a cash amount equal to the product of (x) all cash dividends or other distributions (other than cash dividends or other distributions pursuant to which the PSUs were adjusted pursuant to Section 1.6.3 of the Plan), if any, paid on a Share from [Date] to the Delivery Date and (y) the number of Shares delivered to the Grantee on the Delivery Date (including for this purpose any Shares which would have been delivered on the Delivery Date but for being withheld to satisfy tax withholding obligations).

All Other Terms:	As set forth in the Plan.

The Plan is incorporated herein by reference. Except as otherwise set forth in the Award Agreement, the Award Agreement and the Plan constitute the entire agreement and understanding of the parties with respect to the PSUs. In the event that any provision of the Award Agreement is inconsistent with the Plan, the terms of the Plan will control. In the event that any provision of this Award Agreement is inconsistent with any Employment Agreement, the terms of the Employment Agreement will control. By accepting this Award, the Grantee agrees to be subject to the terms and conditions of the Plan (including, without limitation, Section 3.15 of the Plan).

This Award Agreement may be executed in counterparts, which together shall constitute one and the same original.

IN WITNESS WHEREOF, the parties have caused this Award Agreement to be duly executed and effective as of the Grant Date.

COLE REAL ESTATE INVESTMENTS, INC.

By:
Name:
Title:

[NAME OF GRANTEE]